As filed with the Securities and Exchange Commission on March 30, 2026

1933 Act File No. 333-292208

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT of 1933	☒
PRE-EFFECTIVE AMENDMENT NO.	☐
POST-EFFECTIVE AMENDMENT NO. 1	☒

EATON VANCE MUNICIPALS TRUST

(Exact Name of Registrant as Specified in Charter)

One Post Office Square, Boston, Massachusetts 02109

(Address of Principal Executive Offices)

(617) 482-8260

(Registrant’s Telephone Number)

DEIDRE E. WALSH

One Post Office Square, Boston, Massachusetts 02109

(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately, pursuant to Rule 462(d) under the Securities Act of 1993, as amended.

An indefinite amount of the Registrant’s securities have been registered under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940. In reliance upon such Rule, no filing fee is paid at this time.

This Post-Effective Amendment No. 1 (“Amendment”) to the Registrant’s Registration Statement on Form N-14 (File No. 333-292208) (the “Registration Statement”) relates solely to the Eaton Vance New York Municipal Income Fund series of the Registrant. Information contained in the Registration Statement relating to any other series of the Registrant is neither amended nor superseded hereby.

EXPLANATORY NOTE

The purpose of this Amendment is to file, as an exhibit to the Registration Statement, the opinion of Ropes & Gray LLP supporting the tax matters and consequences to shareholders of the reorganization of Eaton Vance New York Municipal Opportunities Fund, a series of Eaton Vance Investment Trust, with and into Eaton Vance New York Municipal Income Fund, a series of the Registrant, as required by Item 16(12) of Form N-14. Accordingly, this Amendment consists only of a facing page, this explanatory note, and Part C of the Registration Statement setting forth the exhibits to the Registration Statement. The Registrant hereby incorporates by reference the Information Statement/Prospectus and Statement of Additional Information filed as Parts A and B, respectively, to Registrant’s Form N-14 on December 17, 2025 (File No. 333-292208) and subsequently filed in definitive form pursuant to Rule 497 on January 23, 2026 (SEC Accession No. 0001133228-26-000482). This Amendment does not modify any other part of the Registration Statement. There have been no changes to the Information Statement/Prospectus or Statement of Additional Information as filed by the Registrant pursuant to Rule 497 on January 23, 2026.

PART C - OTHER INFORMATION

Item 15. Indemnification

Article IV of the Registrant’s Amended and Restated Declaration of Trust permits Trustee and officer indemnification by Amended and Restated By-Law, contract and vote. Article XI of the Amended and Restated By-Laws contains indemnification provisions. Registrant’s Trustees and officers are insured under a standard mutual fund errors and omissions insurance policy covering loss incurred by reason of negligent errors and omissions committed in their capacities as such.

The distribution agreement of the Registrant also provides for reciprocal indemnity of the principal underwriter, on the one hand, and the Trustees and officers, on the other.

These Agreements are incorporated herein by reference to Item 16.

Item 16. Exhibits (with inapplicable items omitted)

(1)

Amended and Restated Declaration of Trust of Eaton Vance Municipals Trust dated April 26, 2016 filed as Exhibit (a) to Post-Effective Amendment No. 165 filed November 21, 2016 (Accession No. 0000940394-16-003256) and incorporated herein by reference.

(2)

Amended and Restated By-Laws of Eaton Vance Municipals Trust adopted April 23, 2012 filed as Exhibit (b) to Post-Effective Amendment No. 139 filed November 28, 2012 (Accession No. 0000940394-12-001150) and incorporated herein by reference.

(3)			Not applicable.
(4)

Agreement and Plan of Reorganization – Form of Agreement and Plan of Reorganization by and among Eaton Vance Investment Trust, on behalf of its series, Eaton Vance New York Municipal Opportunities Fund and Eaton Vance Municipals Trust, on behalf of its series, Eaton Vance New York Municipal Income Fund, and with respect to Section 10 only, Boston Management and Research, is attached as Appendix A to the Information Statement/Prospectus contained in this Registration Statement.

(5)			Reference is made to Item 16(1) and 16(2) above.

(6)

Investment Advisory Agreement between Eaton Vance Municipals Trust, on behalf of Eaton Vance New York Municipal Income Fund, and Boston Management and Research dated March 1, 2021 filed as Exhibit (d)(12) to Post-Effective Amendment No. 192 filed November 23, 2021 (Accession No. 0000940394-21-001490) and incorporated herein by reference.

(7)	(a)	(1)

Amended and Restated Master Distribution Agreement effective as of March 1, 2021 between each Trust identified on Schedule A on behalf of each of its series listed on Schedule A, and Eaton Vance Distributors, Inc. filed as Exhibit (e)(1) to Post-Effective Amendment No. 237 of Eaton Vance Growth Trust (File Nos. 002-22019, 811-01241) filed March 29, 2021 (Accession No. 0000940394-21-000689) and incorporated herein by reference.

		(2)

Amended Schedule A dated August 18, 2025 to Amended and Restated Master Distribution Agreement effective as of March 1, 2021 filed as Exhibit (e)(1)(b) to Post-Effective Amendment No. 260 of Eaton Vance Growth Trust (File Nos. 002-22019, 811-01241) filed October 30, 2025 (Accession No. 0001133228-25-011540) and incorporated herein by reference.

	(b)

Selling Group Agreement between Eaton Vance Distributors, Inc. and Authorized Dealers filed as Exhibit (e)(2) to the Post-Effective Amendment No. 85 of Eaton Vance Special Investment Trust (File Nos. 002-27962, 811-01545) filed April 26, 2007 (Accession No. 0000940394-07-000430) and incorporated herein by reference.

(8)

The Securities and Exchange Commission has granted the Registrant an exemptive order that permits the Registrant to enter into deferred compensation arrangements with its independent Trustees. See in the Matter of Capital Exchange Fund, Inc., Release No. IC-20671 (November 1, 1994).

(9)	(a)	(1)

Amended and Restated Master Custodian Agreement between Eaton Vance Funds and State Street Bank & Trust Company dated September 1, 2013 filed as Exhibit (g)(1) to Post-Effective Amendment No. 211 of Eaton Vance Mutual Funds Trust (File Nos. 002-90946, 811-04015) filed September 24, 2013 (Accession No. 0000940394-13-001073) and incorporated herein by reference.

		(2)

Amendment dated August 13, 2020 and effective May 29, 2020 to Amended and Restated Master Custodian Agreement between Eaton Vance Funds and State Street Bank & Trust Company dated September 1, 2013 filed as Exhibit (g)(1)(b) to Post-Effective Amendment No. 79 of Eaton Vance Investment Trust (File Nos. 033-01121, 811-04443) filed September 24, 2020 (Accession No. 0000940394-20-001312) and incorporated herein by reference.

		(3)

First Amendment effective October 20, 2023 to the Amended and Restated Master Custodian Agreement dated as of September 1, 2013 between State Street Bank and Trust Company and the Eaton Vance Funds filed as Exhibit (g)(1)(c) to Post-Effective Amendment No. 20 of Eaton Vance Series Fund, Inc. (File Nos. 333-182175, 811-22714) filed November 27, 2023 (Accession No. 0000940394-23-001152) and incorporated herein by reference.

(10)	(a)	(1)

Master Distribution Plan for Class A and Advisers Class Shares adopted April 29, 2022 on behalf of each Trust and their respective series listed on Schedule A filed as Exhibit (m)(1) to Post-Effective Amendment No. 203 of Eaton Vance Special Investment Trust (File Nos. 002-27962, 811-01545) filed April 28, 2022 (Accession No. 0000940394-22-000786) and incorporated herein by reference.

		(2)

Amended Schedule A dated August 18, 2025 to Master Distribution Plan for Class A and Advisers Class Shares adopted April 29, 2022 filed as Exhibit (e)(1)(b) to Post-Effective Amendment No. 260 of Eaton Vance Growth Trust (File Nos. 002-22019, 811-01241) filed October 30, 2025 (Accession No. 0001133228-25-011540) and incorporated herein by reference.

	(b)	(1)

Master Distribution Plan for Class C shares adopted May 1, 2013 on behalf of each Trust and their respective series listed on Schedule A filed as Exhibit (m)(3) to Post-Effective Amendment No. 41 of Eaton Vance Municipals Trust II (File Nos. 033-71320, 811-08134) filed May 30, 2013 (Accession No. 0000940394-13-000754) and incorporated herein by reference.

		(2)

Amended Schedule A dated August 18, 2025 to Master Distribution Plan for Class C shares adopted May 1, 2013 filed as Exhibit (e)(1)(b) to Post-Effective Amendment No. 260 of Eaton Vance Growth Trust (File Nos. 002-22019, 811-01241) filed October 30, 2025 (Accession No. 0001133228-25-011540) and incorporated herein by reference.

	(c)	(1)

Second Amended and Restated Multiple Class Plan for Eaton Vance Funds dated August 1, 2023 filed as Exhibit (d)(3) under Form N-2 Pre-Effective Amendment No. 2 of Eaton Vance Floating-Rate Opportunities Fund (File Nos. 333-270521, 811-23855) filed August 31, 2023 (Accession No. 0001193125-23-226296) and incorporated herein by reference.

		(2)

Amended Schedule A dated August 18, 2025 to Second Amended and Restated Multiple Class Plan for Eaton Vance Funds dated August 1, 2023 filed as Exhibit (n)(1)(b) to Post-Effective Amendment No. 260 of Eaton Vance Growth Trust (File Nos. 002-220190, 811-01241) filed October 30, 2025 (Accession No. 0001133228-25-011540) and incorporated herein by reference.

(11)

Consent of Internal Counsel dated December 17, 2025, filed as Exhibit (11) to the Registrant’s Registration Statement on Form N-14 (File No. 333-292208) on December 17, 2025 (SEC Accession 0001133228-25-013511) and incorporated herein by reference.

(12)			Opinion of Ropes & Gray LLP with respect to tax matters, dated March 20, 2026, filed herewith.
(13)	(a)	(1)

Amended and Restated Services Agreement with State Street Bank & Trust Company dated September 1, 2010 filed as Exhibit (g)(2) to Post-Effective Amendment No. 108 of Eaton Vance Special Investment Trust (File Nos. 002-27962, 811-01545) filed September 27, 2010 (Accession No. 0000940394-10-001000) and incorporated herein by reference.

		(2)

Amendment Number 1 dated May 16, 2012 to Amended and Restated Services Agreement with State Street Bank & Trust Company dated September 1, 2010 filed as Exhibit (g)(3) to Post-Effective Amendment No. 39 of Eaton Vance Municipals Trust II (File Nos. 033-71320, 811-08134) filed May 29, 2012 (Accession No. 0000940394-12-000641) and incorporated herein by reference.

		(3)

Amendment dated September 1, 2013 to Amended and Restated Services Agreement with State Street Bank & Trust Company dated September 1, 2010 filed as Exhibit (g)(4) to Post-Effective Amendment No. 211 of Eaton Vance Mutual Funds Trust (File Nos. 002-90946, 811-04015) filed September 24, 2013 (Accession No. 0000940394-13-001073) and incorporated herein by reference.

		(4)

Amendment dated July 18, 2018 and effective June 29, 2018 to Amended and Restated Services Agreement with State Street Bank & Trust Company dated September 1, 2010 filed as Exhibit (g)(5) to Post-Effective Amendment No. 212 of Eaton Vance Growth Trust (File Nos. 002-22019, 811-01241) filed July 31, 2018 (Accession No. 0000940394-18-001408) and incorporated herein by reference.

		(5)

Amendment dated August 13, 2020 and effective May 29, 2020 to Amended and Restated Services Agreement with State Street Bank & Trust Company dated September 1, 2010 filed as Exhibit (h)(1)(e) to Post-Effective Amendment No. 79 of Eaton Vance Investment Trust (File Nos. 033-01121, 811-04443) filed September 24, 2020 (Accession No. 0000940394-20-001312) and incorporated herein by reference.

	(b)	(1)

Administrative Services Agreement between Eaton Vance Municipals Trust (on behalf of each of its series listed on Appendix A) and Eaton Vance Management dated March 1, 2021 filed as Exhibit (h)(2) to Post-Effective Amendment No. 192 filed November 23, 2021 (Accession No. 0000940394-21-001490) and incorporated herein by reference.

	(c)	(1)

Transfer Agency and Shareholder Services Agreement effective September 1, 2016 between BNY Mellon Investment Servicing (US) Inc. and the Funds filed as Exhibit (h)(2) to Post-Effective Amendment No. 165 of Eaton Vance Special Investment Trust (File Nos. 002-27962, 811-01545) filed September 26, 2016 (Accession No. 0000940394-16-003071) and incorporated herein by reference.

(2)

Amendment dated September 13, 2023 to Transfer Agency and Shareholder Services Agreement effective September 1, 2016 between BNY Mellon Investment Servicing (US) Inc. and the Funds filed as Exhibit (k)(1)(b) under Form N-2 Post-Effective Amendment No. 1 of Eaton Vance Floating-Rate Opportunities Fund (File Nos. 333-270521, 811-23855) filed September 27, 2024 (Accession No. 0001193125-24-227670) and incorporated herein by reference.

(3)

Amendment dated June 20, 2024 to Transfer Agency and Shareholder Services Agreement effective September 1, 2016 between BNY Mellon Investment Servicing (US) Inc. and the Funds filed as Exhibit (h)(3)(c) to Post-Effective Amendment No. 127 of Eaton Vance Series Trust II (File Nos. 002-42722, 811-02258) filed October 24, 2024 (Accession No. 0000940394-24-001024) and incorporated herein by reference.

(4)

Amended Schedule B dated September 27, 2024 to Transfer Agency and Shareholder Services Agreement effective September 1, 2016 filed as Exhibit (k)(1)(c) under Form N-2 Post-Effective Amendment No. 1 of Eaton Vance Floating-Rate Opportunities Fund (File Nos. 333-270521, 811-23855) filed September 27, 2024 (Accession No. 0001193125-24-227670) and incorporated herein by reference.

(d)	(1)

Amended and Restated Sub-Transfer Agency Support Services Agreement dated September 1, 2017 between Eaton Vance Management and the Trusts listed on Appendix A filed as Exhibit (h)(2) to Post-Effective Amendment No. 107 of Eaton Vance Series Trust II (File Nos. 002-42722, 811-02258) filed October 26, 2017 (Accession No. 0000940394-17-002088) and incorporated herein by reference.

(2)

Amendment dated September 13, 2023 to Amended and Restated Sub-Transfer Agency Support Services Agreement dated September 1, 2017 between Eaton Vance Management and the Trusts listed on Appendix A filed as Exhibit (k)(2)(b) under Form N-2 Post-Effective Amendment No. 1 of Eaton Vance Floating-Rate Opportunities Fund (File Nos. 333-270521, 811-23855) filed September 27, 2024 (Accession No. 0001193125-24-227670) and incorporated herein by reference.

(e)	(1)

Expense Waivers/Reimbursements Agreement dated July 31, 2016 as amended and effective August 1, 2023 between Eaton Vance Management and each of the entities (on behalf of certain of their series) listed on Schedule A filed as Exhibit (h)(5)(a) to Post-Effective Amendment No. 252 of Eaton Vance Growth Trust (File Nos. 002-22019, 811-01241) filed December 21, 2023 (Accession No. 0000940394-23-001228) and incorporated herein by reference.

(2)

Amended Schedule A dated December 1, 2025 to the Expense Waivers/Reimbursements Agreement dated July 31, 2016 as amended and effective August 1, 2023 filed as Exhibit (h)(5)(b) to Post-Effective Amendment No. 204 of Eaton Vance Municipals Trust (File Nos. 033-00572, 811-04409) filed on November 25, 2025 (Accession No. 0001133228-25-012758) and incorporated herein by reference.

(f)

Expense Reimbursement Agreement for Cash Sweep dated April 26, 2022 between Eaton Vance Management and each of the entities listed on Schedule A filed as Exhibit (h)(7) to Post-Effective Amendment No. 349 of Eaton Vance Mutual Funds Trust (File Nos. 002-90946, 811-04015) filed January 27, 2023 (Accession No. 0000940394-23-000092) and incorporated herein by reference.

	(g)	Expense Reimbursement Agreement between Eaton Vance Management and Eaton Vance Municipals Trust on behalf of Eaton Vance New York Municipal Income Fund – to be filed by amendment.
(14)	(a)

Consent of Independent Registered Public Accounting Firm dated December 16, 2025 with respect to Eaton Vance New York Municipal Opportunities Fund, filed as Exhibit (14)(a) to the Registrant’s Registration Statement on Form N-14 (File No. 333-292208) on December 17, 2025 (Accession No. 0001133228-25-013511) and incorporated herein by reference.

(b)

Consent of Independent Registered Public Accounting Firm dated December 16, 2025 with respect to Eaton Vance New York Municipal Income Fund, filed as Exhibit (14)(b) to the Registrant’s Registration Statement on Form N-14 (File No. 333-292208) on December 17, 2025 (Accession No. 0001133228-25-013511) and incorporated herein by reference.

(15)		Not applicable.

(16)		Power of Attorney for Registrant’s Trustees dated October 15, 2025 filed November 25, 2025 (Accession No. 0001133228-25-012758) and incorporated herein by reference.
(17)		None.

Item 17. Undertakings

1.	The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

2.	The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston, and the Commonwealth of Massachusetts, on March 30, 2026.

EATON VANCE MUNICIPALS TRUST

By:	Kenneth A. Topping*
Kenneth A. Topping, President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on March 30, 2026.

Signature	Title

Kenneth A. Topping*	President (Chief Executive Officer)
Kenneth A. Topping

James F. Kirchner*	Treasurer (Principal Financial and Accounting Officer)
James F. Kirchner

Signature	Title	Signature	Title

Alan C. Bowser *	Trustee	Marcus L. Smith*	Trustee
Alan C. Bowser		Marcus L. Smith

Cynthia E. Frost*	Trustee	Nancy Wiser Stefani*	Trustee
Cynthia E. Frost		Nancy Wiser Stefani

George J. Gorman*	Trustee	Susan J. Sutherland*	Trustee
George J. Gorman		Susan J. Sutherland

Valerie A. Mosley*	Trustee	Scott E. Wennerholm*	Trustee
Valerie A. Mosley		Scott E. Wennerholm

Keith Quinton*	Trustee
Keith Quinton

*By:	/s/ Deidre E. Walsh
Deidre E. Walsh (As attorney-in-fact)

EXHIBIT INDEX

The following exhibits are filed as part of this Post-Effective Amendment to the Registration Statement pursuant to Rule 483 of Regulation C.

Exhibit No.	Description
(12)	Opinion of Ropes & Gray LLP with respect to tax matters, dated March 20, 2026